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                                                                    Exhibit 4.29

                              Employment Agreement

          This Employment Agreement (this "Agreement") is entered into as of this 10 day of April, 2001 ("Effective Date") between OpenTV Corp. ("OpenTV" or the "Company") and Jan Steenkamp ("Executive") of [Personal Residence Address].

          NOW, THEREFORE, in consideration of the mutual promises set forth in this Agreement the Company, Executive hereby agree as follows:

I.        Title.

          Executive shall have the title of: Chairman for OpenTV.

II.       Responsibilities, Reporting Structure and Location.

          During Executive's employment under this Agreement, Executive shall perform such duties and responsibilities as are described in Attachment 1 hereto or as the Board of Directors of the Company may otherwise assign to Executive from time to time. For the term of this Agreement, Executive shall devote such business time as shall be reasonable and necessary to perform such duties and responsibilities.

          The position will be based in the San Francisco Bay Area of California. If during the term of this Agreement, the position is relocated outside the San Francisco Bay Area, and Executive and/or the Company choose not to relocate Executive, this shall be considered a termination without Cause, as defined in Subsection 4.1.

III.      Term of Employment.

          Subject to the terms and conditions contained herein, the Company agrees to continue Executive's employment, and Executive agrees to remain in employment with the Company, from the Effective Date, for four (4) years ("the Term"), or until the date when Executive's employment terminates pursuant to Subsection 4.1 below, if earlier. Executive waives all rights under the current Employment Agreement with OpenTV, Inc., effective July 6, 1999, which will terminate on the Effective Date (the "Prior Agreement").

IV.       Termination.

          4.1 Termination.

          Executive understands that he is an at-will Executive and his employment with the Company may be terminated by the Company without Cause (as defined herein) notwithstanding any other provision contained in this Agreement. As used herein, "Cause" shall mean: (i) dishonesty detrimental to the best interest of the Company or any of its affiliates; (ii) continuing inattention to or neglect of the duties to be performed by Executive, which inattention is not the result of illness or accident; (ii) willful disloyalty to the Company or any of its affiliates; (iv) conviction of a felony; or (v) breaching the terms of this Agreement or any other legal obligation to the Company.

          Executive's employment under this Agreement may be terminated for Cause immediately upon giving Executive notice in writing. Executive's employment shall terminate on the date of Executive's death. The Company may terminate Executive's employment due to Permanent Disability immediately

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upon giving Executive notice in writing. For all purposes under this Agreement,
"Permanent Disability" shall mean that Executive, at the time notice is given, has failed to perform his duties under this Agreement for not less than ninety
(90) working days (whether or not consecutive) in any 365-day period of as the result of his incapacity due to physical or mental illness. In addition to the circumstances described in this Section 4.1, the Company may terminate Executive's employment, without cause at any time and for any reason (or no reason) by giving Executive sixty (60) days' advance notice in writing.

          The employment of Executive under this Agreement shall also terminate upon receipt by the Company of a written notice of resignation signed by Executive or, if no notice is given, on the date on which Executive voluntarily terminates his employment relationship.

          4.2 Termination Benefits.

          If Executive's employment is terminated or ceases pursuant to Subsection 4.1 or for any other reason, Executive shall not be entitled to any compensation or benefits from the Company under this Agreement or otherwise, except as specifically provided in this Subsection 4.2.

          If Executive is terminated without Cause, OpenTV will provide Executive with, in the aggregate, a total of six (6) months severance based on Executive's last base salary rate. In addition, Executive's options will continue to vest over the six (6)-month severance period, unless such termination without Cause was a result of a Corporate Transaction (as defined below). The Company will have the option of paying this severance over a period of six months or as a lump sum payment.

          If Executive's employment is terminated due to death or for Permanent Disability, the Company shall continue paying Executive's base salary for a period six (6) months following the effective date of the termination.

          4.3 Change of Control Provision.

          Executive will be provided with the OpenTV Addendum to Stock Option Agreement, in the form attached hereto as Attachment 2, which provides protections to Executive in the event of an OpenTV Corporate Transaction.

V.        Salary Package & Vacation

          5.1 Base Salary. Executive's compensation for full-time, regular employment will be $16 666.66 per month ($200 000 annualized), less payroll deductions and all required withholdings, paid semi-monthly. Executive will be eligible for the following standard OpenTV benefits (but not including vacation time, as per subsection 5.3 of this Agreement): medical insurance, dental and vision insurance, sick leave, 401(k) plan, holidays and other standard benefits offered to full-time executives. Details about these benefit plans are available for Executive's review. OpenTV may modify or terminate these benefits from time to time as it deems necessary.


          5.2 Incentive Bonus. An annual incentive bonus will be set each financial year by the Company based on specific performance criteria. The incentive bonus will be targeted at 25% of base salary based on individual and company performance criteria established by the Company. For purposes of this Agreement, each calendar year will represent a performance period for purposes of measuring achievement of performance criteria. All incentive bonus amounts will be subject to appropriate withholdings.

                                       2.

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          5.3  Vacation. Executive shall not be entitled to any vacation time hereunder or otherwise as an employee of OpenTV.

          5.4 Leased Automobile. The Company shall provide Executive a fully expensed car up to the amount of $60 000 which shall be acquired by the Company on a three-year lease purchase and transferred to Executive at the end of the lease term without additional payment therefor. The existing car lease on behalf of Executive will be assumed under this Agreement.

          5.5 Green Card and Immigration & Naturalization Service Verification Requirement. Executive agrees to timely file all documents required by the U.S. Immigration & Naturalization Service to verify Executive's identity and lawful employment in the United States. Notwithstanding any other provision of this Agreement, if Executive fails to meet any such requirements promptly after receiving a written request from the Company to do so, Executive agrees that his employment shall terminate immediately and that Executive shall not be entitled to any compensation from the Company of any type. The Company shall pay all remaining expenses in connection with Executive's filing such documents and securing a Green Card.

          5.6 Business Travel. Executive shall be entitled to Business Class travel with respect to travel required for Executive's employment hereunder.

          Executive acknowledges that the benefits and other amounts described under Subsections 5.4 and 5.5 may be treated as taxable compensation to him.

VI.       Stock Option Plans.

          50k already granted.

VII.      Confidentiality and Intellectual Property Rights.

          7.1 Confidentiality. By signing this agreement, Executive undertakes that, during the term of this Agreement and after termination thereof, howsoever occasioned, Executive will not communicate, use or divulge to any third party (including other executives of OpenTV and its affiliates and subsidiaries, except as required by the terms and nature of Executive's employment) any of the plans, strategies, programmes, trade secrets, accounts, financial information, market research, customer lists, processes, inventions, designs, or other confidential information concerning the business affairs of the Company, any of its affiliates or subsidiaries or any of its clients.

          7.2 Execution of Employee Proprietary Information and Inventions Agreement. Executive agrees to the terms of the Employee Proprietary Information and Inventions Agreement (the "Inventions Agreement"), which is attached to this Agreement as Attachment 3. Executive has hereby executed it contemporaneously with this Agreement.

          The provisions of this Section VII (Confidentiality and Intellectual Property Rights) shall survive termination of this Agreement.

                                       3.

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VIII.     Non-compete.

          Except for Executive's employment and duties as Chief Executive Officer for MIH Technologies, pursuant to that certain Employment Agreement between Executive and MIH Limited ("MIH"), dated as of the date hereof (the "MIH Agreement"), during the term of this Agreement, Executive will not, either on Executive's own account or on behalf of any other person, firm or company, world-wide, whether for reward or not, directly or indirectly, be interested in or engaged in or concerned with or be employed by or invest in, any businesses, trade, undertaking or concern, similar to that carried on by OpenTV or its affiliates, without the prior consent in writing from OpenTV.

          Except as provided in the MIH Agreement, Executive will devote the whole of Executive's time and attention to Open TV and/or any other company designated in writing by OpenTV. Executive shall not, without OpenTV's prior approval in writing, whether for reward or not, directly or indirectly, be interested in or engaged in or concerned with or be employed by any business, trade, undertaking or concern other than that of OpenTV or MIH pursuant to the MIH agreement.

IX.       Basis of Agreement/Headings.

          This Agreement constitutes the whole agreement between the parties in the relation to the subject matter hereof, and supersedes all prior agreements, promises and representations relative thereto, including, without limitation, the Prior Agreement.

          The headings of articles in this Agreement are for reference only and do not affect in any way the contents of any of the provisions contained herein.

X.        Governing Law and Arbitration of Disputes.

          This Agreement shall be governed by and shall be construed in accordance with the laws (and not the laws of conflict of laws) of the State of California, United States of America.

          All disputes between Executive and the Company are to be resolved by final and binding arbitration in Los Angeles, California, in accordance with the Arbitration Procedures attached as Attachment 4 to this Agreement (except, if either Executive or the Company so elects, any dispute relating to trade secrets, confidentiality, proprietary information, or competition under this Agreement). Executive also agrees to resolve through arbitration in accordance with such procedures any claim between Executive and any Company employee, officer, director, or other related person or entity that offers or agrees to arbitrate the claim in such manner. This arbitration agreement applies to, among other things, disputes about the validity, interpretation, or effect of this Agreement or alleged violations of it, claims of discrimination under federal or state law, or other statutory violation claims. Arbitration in this manner shall be the exclusive remedy for any claim that must be arbitrated pursuant to this section. Should Executive or the Company attempt to resolve such a claim by any method other than arbitration pursuant to this section, the responding party will be entitled to recover from the initiating party all damages, expenses and attorneys' fees incurred as a result of that breach. Executive understands that by signing this Agreement, Executive is giving up his right to a jury trial. The provisions of this Section X (Governing Law and Arbitration of Disputes) shall survive termination of this Agreement.

          Except as provided above, any conflict, action or proceeding that may arise from this agreement or the interpretation thereof shall be submitted exclusively to the jurisdiction of the courts in California. Each party hereby consents to the jurisdiction of any court in which such an action or proceeding is commenced that is located in Los Angeles, California agrees not to disturb such choice of forum, waives the personal service of any and all process upon them, and consents that all such service of process may

                                       4.

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be made by certified or registered mail, return receipt requested, addressed to the parties as set forth on the signature page hereof.

XI.       Executive's Representations.

          Executive represents that he has full authority and is free to enter into this Agreement and not under any contractual restraint which would prohibit Executive from satisfactorily performing his duties to the Company under this Agreement. Executive acknowledges that he is free to seek advice from independent counsel with respect to this Agreement. Executive has either obtained such advice or, after carefully reviewing this Agreement, has decided to forego such advice. Executive is not relying on any representation or advice from the Company or any of its officers, directors, attorneys or other representatives regarding this Agreement, its content or effort.

XII.      Assignability.

          In the event the Company shall merge or consolidate with any other corporation, partnership or business entity, or all or substantially all of the Company's business or assets shall be transferred in any manner to any other corporation, partnership or business entity, then such successor to the Company, as the case may be, shall thereupon succeed to, and be subject to, all rights, interests, duties and obligations of, and shall thereafter be deemed for all purposes hereof to be, the "Company", as the case may be, under this Agreement.

          This Agreement is personal in nature and Executive shall not, without the written consent of the Company, assign or transfer this Agreement or any rights or obligations hereunder.

XIII.     Amendments; Waivers.

          This Agreement may be amended or modified and the terms of this Agreement may be waived only by a written instrument executed by the parties to this Agreement or, in the case of a waiver, by the party waiving compliance. No waiver by any party of the breach of any term or provision contained in this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Agreement.

XIV.      Notice.

          All notices, requests or consents required or permitted under this Agreement shall be made in writing and shall be given to the other parties by personal delivery, overnight air courier or facsimile transmission (with "answerback" confirmation of transmission), sent to such parties' addresses or telecopy numbers as are set forth below such parties' signatures to this Agreement, or such other addresses or telecopy numbers of which the parties have given notice pursuant to this Section XIV. Each such notice, request or consent shall be deemed effective upon the date of actual receipt, one day after deposit with an overnight air courier or confirmation of transmission, as applicable.

XV.       Severability.

          Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                                       5.

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          IN WITNESS WHEREOF, the parties to this Agreement have executed this
Employment Agreement as of the date first above written.

                                           OPENTV CORP.


                                           By: /s/ Mark Meagher
                                              ----------------------------------

                                           Name: Mark Meagher
                                                 -------------------------------

                                           Title: V P Finance & Admin
                                                  ------------------------------

                                           Address:  401 E. Middlefield Rd
                                                    ----------------------------
                                                     MountainView, CA
                                                    ----------------------------
                                                     94043
                                                    ----------------------------


                                              /s/ Jan Steenkamp
                                           -------------------------------------
                                               Jan Steenkamp

                                           Address: [Personal Residence Address]
                                                   -----------------------------

                                                   -----------------------------

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                                       6.